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                                                             Exhibits 5 and 23.1


                                                              September 24, 1996

Westinghouse Electric Corporation
11 Stanwix Street
Pittsburgh, PA  15222

                    Re:   Westinghouse Electric Corporation
                            Common Stock, $1.00 par value
                                3,260,000 shares

             1993 Long-Term Incentive Plan, as amended (the "Plan")


Ladies and Gentlemen:

     This opinion is being submitted in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, in respect of 3,260,000 shares of the Common Stock, par value $1.00 per share (the "Common Stock") of Westinghouse Electric Corporation (the "Company").

     I have examined and am familiar with the Restated Articles and the By-laws, both as amended, of the Company, a Pennsylvania corporation. I am of the opinion that the Company is a duly organized and validly existing corporation under the laws of the Commonwealth of Pennsylvania.

     I am further of the opinion that the corporate proceedings to authorize the issuance of 3,260,000 shares of Common Stock for use under the Plan have been duly taken in accordance with the applicable law, and that said 3,260,000 shares of Common Stock have been duly authorized for issuance.

     In addition, I am of the opinion that the 3,260,000 shares reserved, when issued as provided in the Plan and the corporate proceedings related thereto, will be legally issued, fully paid and nonassessable.

     I know that I am referred to in the Registration Statement relating to the Common Stock and I hereby consent to such use of my name in such Registration Statement and to the use of this opinion for filing as an exhibit to such Registration Statement as Exhibit 5 thereto.

                                              Very truly yours,

                                              /s/ ANGELINE C. STRAKA
                                              ----------------------
                                              Angeline C. Straka
                                              Vice President, Secretary and
                                              Associate General Counsel